Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
WPT Enterprises, Inc.
Los Angeles, California

We consent to the incorporation by reference in the registration statements of WPT Enterprises, Inc. (the Company) on Forms S-8 (file Nos. 333-122573 and 333-135819) of our report dated March 4, 2009, on the Company’s financial statements as of December 28, 2008 and December 30, 2007, and for each of the three years ended December 28, 2008, December 30, 2007 and December 31, 2006, included in this Annual Report on Form 10-K.

/s/ Piercy, Bowler, Taylor & Kern

Piercy, Bowler, Taylor & Kern
Certified Public Accountants
Las Vegas, Nevada

March 4, 2009